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                               GENERAL PROVISIONS
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ASSIGNMENT.  The Owner may not use this Contract as collateral or security for a loan. However, the Owner may assign this Contract before the Income Date, but We will not be bound by an assignment unless it is in writing and has been recorded at the Company's Service Center. An assignment will take effect when recorded by the Company. We are not responsible for any payment made before an assignment is recorded. The Owner may exercise these rights subject to the interest of any assignee or irrevocable beneficiary. We assume no responsibility for the validity or tax consequences of any assignment. If You make an assignment, You may have to pay income tax. You are encouraged to seek competent legal and/or tax advice.

BENEFICIARY. The Owner may designate the Beneficiary(ies) to receive any amount payable under this Contract on the Owner's death or, as applicable, on the Annuitant's death. The original Beneficiary(ies) will be named in the application, if any, and on the Contract Data Page. If two or more persons are named, those surviving the Owner will share equally unless otherwise stated. If there are no surviving Beneficiaries at the death of the Owner, the Death Benefit will be paid to the Owner's estate. Upon the death of a Joint Owner, the surviving Joint Owner, if any, will be treated as the primary Beneficiary and all other Beneficiaries will be treated as Contingent Beneficiaries. The Owner may change the Beneficiary(ies) by submitting a written request to the Service Center, unless an irrevocable Beneficiary(ies) designation was previously filed. Any change will take effect when recorded by the Company. The Company is not liable for any payment made or action taken before the Company records the change.

CHARGES AND FEES. The Company may assess fees or charges under the Contract. Please see the Contract Data Page for more information as to fees or charges.

CONFORMITY WITH STATE LAWS. This Contract will be interpreted under the law of the state in which it is issued. Any provision which is in conflict with the law of such state, is amended to conform to the minimum requirements of such law.

CONTESTABILITY. The Company will not contest this Contract from its Issue Date, as shown on the Contract Data Page.

DEFERMENT OF PAYMENTS. We may defer making payments from the Guaranteed Account for up to 6 months. Interest, subject to state requirements, will be credited during the deferral period.

DOLLAR COST AVERAGING. The Owner may arrange to have a regular amount of money transferred automatically from the one year Guaranteed Option or one of the Investment Portfolios of the Contract to (an) Investment Portfolio(s).

ENTIRE CONTRACT. The Contract, application, if any, and any applicable riders, endorsements and amendments together make up the entire Contract.

MISSTATEMENT OF AGE. If the age of the Annuitant has been misstated, the benefits will be those which the Premiums paid would have purchased at the correct age. Any underpayments will be adjusted immediately by the Company. Overpayments will be deducted from future payments.

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                           GENERAL PROVISIONS (CONT'D)
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MODIFICATION  OF  CONTRACT.  Any  change  or waiver  of the  provisions  of this
Contract must be in writing and signed by the President, a Vice President, the Secretary or Assistant Secretary of the Company. No broker or producer has authority to change or waive any provision of this Contract. The Company may amend or waive any portion of this Contract without notice or consent if state or federal law so requires.

NONPARTICIPATING. This Contract does not share in Our surplus or earnings.

PROOF OF AGE OR SURVIVAL. The Company may require satisfactory proof of correct age at any time. If any payment under this Contract is contingent upon the Annuitant, Owner or Beneficiary being alive, the Company may require satisfactory proof of survival.

PROTECTION OF PROCEEDS. No Beneficiary may commute, encumber, alienate or assign any payment under this Contract before it is due. To the extent permitted by law, no payment will be subject to the debts, contracts or engagements of any Beneficiary. In addition, to the extent permitted by law, no payment will be subject to any judicial process to levy You or attach the same for payment thereof.

REPORTS. The Company will send You a report at least once a year. We will also send You reports as required by law. They shall be addressed to the last address of the Owner known to the Company.

SUBSTITUTION OF INVESTMENT PORTFOLIOS. If any Investment Portfolio is no longer available for investment by the Separate Account or if, in the judgment of the Company's Board of Directors, further investment in the Investment Portfolio is no longer appropriate in view of the purpose of the Contract, the Company may substitute one Investment Portfolio for another. No substitution of securities may take place without prior approval of the Securities and Exchange Commission.

SUSPENSION OF PAYMENTS. The Company may suspend or postpone any payments from the Investment Portfolios if any of the following occur:

a)   The New York Stock Exchange is closed;
b)   Trading on the New York Stock Exchange is restricted;
c) An emergency exists such that it is not reasonably practical to dispose of securities in the Separate Account or to determine the value of its assets; or
d) The Securities and Exchange Commission, by order, so permits for the protection of Contract Owners.

TAXES. The Company may deduct from the Contract Value any premium taxes or other taxes payable to a state or other government entity. Should We advance any amount so due, We are not waiving any right to collect such amount at a later date. The Company will deduct any withholding taxes required by applicable law.

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                             TABLE OF INCOME OPTIONS
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  The following  table is for this Contract  whose net proceeds are $1,000,  and will apply pro rata to the amount payable under this Contract.

    ----------------------------------------------------------------------------------------------------------------
    UNDER OPTION 4                              MONTHLY INSTALLMENT UNDER OPTIONS 1 OR 3
    ----------------------------------------------------------------------------------------------------------------
   No. of    Monthly                No. of Mos.                     No. of Mos.                     No. of Mos.
   Monthly  Install-menAge of         Certain          Age of         Certain          Age of         Certain
   Install-            Payee                           Payee                           Payee
   ments                         Life   120    240              Life    120    240              Life    120   240
    ----------------------------------------------------------------------------------------------------------------
     60     17.95       40       3.53  3.52   3.50      60      4.97   4.88   4.57      80      10.23  8.11  5.49
     72     15.17       41       3.57  3.56   3.53      61      5.10   4.99   4.64      81      10.77  8.29  5.50
     84     13.19       42       3.62  3.61   3.57      62      5.23   5.11   4.71      82      11.33  8.45  5.50
     96     11.71       43       3.67  3.66   3.61      63      5.37   5.23   4.78      83      11.95  8.61  5.51
    108     10.56       44       3.72  3.71   3.66      64      5.52   5.36   4.85      84      12.61  8.74  5.51
    120      9.64       45       3.77  3.75   3.70      65      5.68   5.49   4.91      85      13.31  8.88  5.52
    132      8.89       46       3.82  3.80   3.75      66      5.86   5.63   4.98      86      14.07  8.99  5.52
    144      8.26       47       3.89  3.86   3.79      67      6.04   5.79   5.04      87      14.87  9.10  5.52
    156      7.73       48       3.94  3.92   3.84      68      6.23   5.93   5.10      88      15.73  9.18  5.52
    168      7.28       49       4.00  3.98   3.90      69      6.45   6.10   5.16      89      16.65  9.26  5.52
    180      6.88       50       4.07  4.04   3.95      70      6.68   6.27   5.20      90      17.61  9.34  5.52
    192      6.55       51       4.14  4.10   4.00      71      6.92   6.44   5.25      91      18.63  9.40  5.52
    204      6.25       52       4.21  4.18   4.06      72      7.20   6.62   5.30      92      19.71  9.45  5.52
    216      5.97       53       4.29  4.25   4.11      73      7.48   6.80   5.34      93      20.85  9.49  5.52
    228      5.74       54       4.37  4.32   4.18      74      7.79   6.99   5.37      94      22.05  9.52  5.52
    240      5.52       55       4.46  4.41   4.24      75      8.13   7.19   5.40      95      23.33  9.56  5.52
    252      5.34       56       4.54  4.49   4.30      76      8.48   7.37   5.42      96      24.69  9.59  5.52
    264      5.16       57       4.65  4.57   4.37      77      8.87   7.56   5.45      97      26.17  9.60  5.52
    276      5.00       58       4.74  4.67   4.44      78      9.30   7.75   5.46      98      27.79  9.62  5.52
    288      4.86       59       4.86  4.77   4.50      79      9.74   7.94   5.48      99      29.61  9.63  5.52
    300      4.72

Note: Due to the length of the information, the Table for Option 2 is available from the Service Center upon Your request.